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Exhibit 99.3

630 Fifth Avenue, Suite 3110 New York, NY 10111 Tel: (212) 319-2800 Fax: (212) 319-2808 4840 Pearl East Circle, Suite 300W Boulder, CO 80301 Tel: (303) 516-8500 Fax: (303) 530-1296
CONTACT:
NaPro BioTherapeutics, Inc. L. Robert Cohen Vice President, Investor Relations (212) 218-8715
Investors: Lilian Stern Stern Investor Relations (212) 362-1200	Media: Peter Steinerman (516) 374-3031

For Immediate Release

NaPro Completes Sale of Worldwide Paclitaxel Business to Mayne Pharma

        Boulder, Colo., December 12, 2003—NaPro BioTherapeutics, Inc. (Nasdaq: NPRO) announced today that it has completed the sale of its worldwide generic injectable paclitaxel business to Mayne Pharma for $71.7 million in cash minus an inventory adjustment of $4.6 million to reflect NaPro's actual inventory as of the date of closing. The proposed sale of the paclitaxel business was first announced by NaPro on August 26, 2003. Stockholders approved the sale at a special meeting of stockholders held today.

        NaPro retired $21.9 million in debt (including accrued interest) and payables arising from its development relationship with Abbott Laboratories, and received $3.2 million in connection with the termination of its marketing agreements with Mayne Pharma and Abbott. NaPro expects that its cash balance at year end will be approximately $50 million.

        "The net proceeds from this sale, to our long standing partner Mayne Pharma, will provide us with additional capital to advance the development of our proprietary oncology and hereditary disease therapeutic programs," commented Leonard P. Shaykin, Chairman and CEO. "We anticipate bringing at least two of our proprietary drug candidates into the clinic in the coming year."

        The closing of the paclitaxel sale marks the termination of NaPro's development agreements with Mayne Pharma. On September 30, 2003, Mayne Pharma announced that it had acquired Abbott Laboratories' marketing and distribution rights for paclitaxel in North America and along with it, Abbott Laboratories' holdings of two million shares of NaPro's common stock.

About NaPro BioTherapeutics

        NaPro BioTherapeutics, Inc. is a life science company focused on the development of targeted therapies for the treatment of cancer and hereditary disease.

        For more information about NaPro and its technologies, visit NaPro's web site at www.naprobio.com.

Forward Looking Statements

        The statements in this news release that are not historical facts are forward-looking statements that represent management's beliefs and assumptions as of the date of this news release, based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "estimates," "may," "will," "should," "anticipated," "expected," "trusts" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties including: risks associated with development of the Company's genomics, gene editing and targeted oncology businesses, including competition from companies in similar businesses; limitations on the ability to market products because of the intellectual property rights of third parties; the ability to obtain, maintain and enforce patents; the costs of continuing development of any or all of the Company's development programs; the timing of when those programs will enter the clinic; the successful commercialization of the Company's platform technologies; the fact that the Company's business will require substantial additional investment that the Company has not secured; the risk that the cash proceeds from the Mayne Pharma transaction will not be sufficient to fund the Company's strategic plans for the initial development of new proprietary therapeutic candidates; and all of those factors identified under the captions "Risk Factors," "Special Note Regarding Forward Looking Statements" or "Cautionary Note Regarding Forward Looking Statements" in the Company's documents filed from time to time with the SEC, including the Company's registration statement on Form S-3, as amended, dated August 8, 2003, its Annual Report on Forms 10-K and 10-K/A for the year ending December 31, 2002 filed with the SEC on March 27, April 30, August 8 and October 24, 2003, and its Quarterly Report on Form 10-Q for the quarter ended October 1, 2003 filed with the Securities and Exchange Commission on November 14, 2003. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

        For further information, please contact L. Robert Cohen, Vice President, Investor Relations of NaPro BioTherapeutics, Inc., +1-212-218-8715.

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NaPro Completes Sale of Worldwide Paclitaxel Business to Mayne Pharma